Exhibit 3.1

FIFTH ARTICLES OF AMENDMENT AND RESTATEMENT

MONOGRAM RESIDENTIAL TRUST, INC.

FIRST:  Monogram Residential Trust, Inc., a Maryland corporation, desires to amend and restate its Charter (as hereinafter defined) as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is Monogram Residential Trust, Inc. (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Board determines that the use of the name “Monogram Residential Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Company is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)), for which corporations may be organized under the MGCL and the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name and address of the resident agent for service of process of the Company in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The address of the Company’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Company may have such other offices and places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

“AFFILIATE” or “AFFILIATED” means, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“ASSET” means any Property, Mortgage, loan or other direct and indirect investments (other than investments in bank accounts, money market funds or other current assets) owned by the Company, directly or indirectly through one or more of its Affiliates, and any other investment made by the Company, directly or indirectly through one or more of its Affiliates, its Joint Ventures or the Operating Partnership.

“BOARD” means, collectively, the individuals named in Section 6.1 of the Charter and such other individuals who may be duly elected and qualified to serve as Directors thereafter to replace any such individual or fill a vacancy caused by the death, removal or resignation of any such individual or caused by an increase in the number of Directors.

“BYLAWS” means the bylaws of the Company, as the same are in effect from time to time.

“CHARTER” means these Articles of Amendment and Restatement and any Articles of Amendment, Articles Supplementary or other modification or amendment thereto.

“CLOSING PRICE” on any date shall mean the last sale price for any class or series of the Company’s Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to Shares Listed or, if such Shares are not Listed, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system or other quotation service that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board.

“CODE” shall have the meaning provided in Article II herein.

“COMMON SHARES” shall have the meaning provided in Section 5.1 herein.

“COMPANY” shall have the meaning provided in Article I herein.

“DIRECTOR” means a member of the Company’s Board.

“EXCHANGE ACT” shall have the meaning provided in Section 9.3 herein.

“INDEPENDENT DIRECTOR” means a Director who satisfies the independence requirements of the NYSE as in effect from time to time.

“INITIAL PUBLIC OFFERING” means the first Offering.

“JOINT VENTURES” means those joint venture or partnership arrangements in which the Company or the Operating Partnership is a co-venturer or general partner, which are established to acquire or hold Assets.

“LISTING” means the listing of the Common Shares on a national securities exchange. Upon such Listing, the Shares shall be deemed “Listed.”

“MGCL” means the Maryland General Corporation Law.

“NET SALES PROCEEDS” means in the case of a transaction described in clause (i) (A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company or the Operating Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company or the Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Company or the Operating Partnership (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i) (D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or other loan on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Company or the Operating Partnership, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Company or the Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within one hundred eighty (180) days thereafter and less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to the Company or the Operating Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any consideration (including non-cash consideration such as stock, notes or other property or securities) that the Company determines, in its discretion, to be economically equivalent to proceeds of a Sale, valued in the reasonable determination of the Company. Net Sales Proceeds shall not include any reserves established by the Company or the Operating Partnership in its sole discretion.

“NON-COMPLIANT TENDER OFFER” shall have the meaning provided in Section 9.3 herein.

“NYSE” means the New York Stock Exchange.

“OFFERING” means any public offering of Shares pursuant to an effective registration statement filed under the Securities Act occurring at a time when Shares are not Listed or approved for Listing or are not otherwise a “covered security” as defined in Section 18 of the Securities Act, and are subject to state merit review by one or more states.

“OPERATING PARTNERSHIP” means Monogram Residential OP LP (f/k/a Behringer Harvard Multifamily OP I LP), a Delaware limited partnership, through which the Company may own Assets.

“OPERATING PARTNERSHIP AGREEMENT” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of November 28, 2007, as amended June 30, 2014, and as it may be further amended from time to time.

“OP UNITS” means units of limited partnership in the Operating Partnership.

“PERSON” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.

“PREFERRED SHARES” shall have the meaning provided in Section 5.1 herein.

“PROPERTY” or “PROPERTIES” means, as the context requires, any or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (including through joint venture arrangements or other partnership or investment interests).

“PROXY REQUEST” shall have the meaning provided in Section 9.2 herein.

“PROXY TO LIQUIDATE” shall have the meaning provided in Section 9.2 herein.

“REAL PROPERTY” or “REAL ESTATE” means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” means a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.

“REIT PROVISIONS OF THE CODE” means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

“SALE” or “SALES” means (i) any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or other loan or portion thereof (including with respect to any Mortgage or other loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) of amounts owed pursuant to such Mortgage or other loan and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the net proceeds of such transaction or series of transactions are reinvested in one (1) or more Assets within one hundred and eighty (180) days thereafter.

“SDAT” shall have the meaning provided in Section 5.5 herein.

“SEC” shall have the meaning provided in Section 9.2 herein.

“SECURITIES” means any of the following issued by the Company, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

“SECURITIES ACT” means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“SERIES A PREFERRED STOCK” shall have the meaning provided in Section 5.4 herein.

“SHARES” means shares of stock of the Company of any class or series, including Common Shares or Preferred Shares.

“STOCKHOLDERS” means the holders of record of the Shares as maintained in the books and records of the Company or its transfer agent.

“TENDERED SHARES” shall have the meaning provided in Section 9.3 herein.

“TERMINATION OF THE INITIAL PUBLIC OFFERING” shall mean the earlier of (i) the date on which the Initial Public Offering expires or is terminated by the Company, excluding an Offering of Shares pursuant to a distribution reinvestment plan or plans or (ii) the date on which all Shares offered in the Initial Public Offering are sold, excluding warrants offered thereunder and Shares that may be acquired upon exercise of such warrants and Shares offered thereunder that may be acquired pursuant to a distribution reinvestment plan or plans.

ARTICLE V

STOCK

SECTION 5.1.               AUTHORIZED SHARES.  The total number of Shares that the Company shall have authority to issue is 1,000,000,000 Shares, of which (i) 875,000,000 shall be designated as common stock, $0.0001 par value per Share (the “Common Shares”); and (ii) 125,000,000 shall be designated as preferred stock, $0.0001 par value per Share (the “Preferred Shares”).  The aggregate par value of all authorized shares of stock having par value is $100,000.00.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2(ii) or Section 5.5 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Company has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Article.  The Board, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to (i) increase or decrease the aggregate number of Shares that the Company has authority to issue, (ii) increase or decrease the number of Shares of any class or series that the Company has authority to issue, or (iii) classify or reclassify any unissued Shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to dividends or other distributions, qualifications or terms and conditions of redemption of such Shares.

SECTION 5.2.               COMMON SHARES.

(i)                                     COMMON SHARES SUBJECT TO TERMS OF PREFERRED SHARES. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

(ii)                                  DESCRIPTION. Subject to the provisions of Section 5.7 hereof and except as may otherwise be specified in the terms of any class or series of Common Shares, each Common Share shall entitle the holder thereof to one (1) vote per share on all matters upon which Stockholders are entitled to vote.  Shares of a particular class of Common Shares shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, cumulative, preemptive, conversion or exchange rights. The Board may classify or reclassify any unissued Common Shares from time to time in one or more classes or series of stock.

(iii)                               DISTRIBUTION RIGHTS. The Board from time to time may authorize and the Company may pay to Stockholders such dividends or other distributions in cash or other property as the Board in its discretion shall determine. The Board shall endeavor to authorize, and the Company may pay, such dividends and distributions as shall be necessary for the Company to qualify as a REIT under the REIT Provisions of the Code unless the Board has determined, in its sole discretion, that qualification as a REIT is not in the best interests of the Company; provided, however, Stockholders shall have no right to any dividend or distribution unless and until authorized by the Board and declared by the Company. The exercise of the powers and rights of the Board pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Company or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

(iv)                              RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Company, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of such aggregate assets available for distribution as the number of outstanding Common Shares held by such holder bears to the total number of outstanding Common Shares then outstanding.

(v)                                 VOTING RIGHTS. Except as may be provided otherwise in the Charter, and subject to the express terms of any class or series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a holder of Common Shares shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders of the Company.

(vi)                              REDEMPTION RIGHTS. The Company shall have the right to redeem the Common Shares in accordance with Section 9.3 hereof.

SECTION 5.3.               PREFERRED SHARES. The Board is hereby expressly granted the authority to authorize from time to time the issuance of one or more series of Preferred Shares. Prior to the issuance of each such class or series, the Board, by resolution, shall fix the number of shares to be included in each class or series, and the designation, preferences, terms, rights, restrictions, limitations, qualifications and terms and conditions of redemption of the shares of each class or series, if any. The authority of the Board with respect to each class or series shall include, but not be limited to, determination of the following:

(i)                                     The designation of the series, which may be by distinguishing number, letter or title.

(ii)                                  The dividend rate on the shares of the series, if any, whether any dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series.

(iii)                               The redemption rights, including conditions and the price or prices, if any, for shares of the series.

(iv)                              The terms and amounts of any sinking fund for the purchase or redemption of shares of the series.

(v)                                 The rights of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the relative rights of priority, if any, of payment of shares of the series.

(vi)                              Whether the shares of the series shall be convertible into shares of any other class or series or any other security of the Company or any other corporation or other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(vii)                           Restrictions on the issuance of shares of the same series or of any other class or series.

(viii)                        Any other relative rights, preferences and limitations on that series, subject to the express provisions of any other series of Preferred Shares then outstanding. Notwithstanding any other provision of the Charter, the Board may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares, or alter the designation or classify or reclassify any unissued shares of a particular series of Preferred Shares, by fixing or altering, in one or more respects, from time to time before issuing the shares, the terms, rights, restrictions and qualifications of the shares of any such series of Preferred Shares.

SECTION 5.4.               SERIES A NON-PARTICIPATING, VOTING, CUMULATIVE, CONVERTIBLE 7.0% PREFERRED STOCK.  10,000 shares of the Preferred Stock are classified as Series A non-participating, voting, cumulative, convertible 7.0% preferred stock (the “Series A Preferred Stock”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, as follows in this Section 5.4.

The defined terms used in this Section 5.4, other than those specifically defined herein, shall have the meanings set forth in Section 5.4(ix). Unless otherwise specifically stated herein, including without limitation in Section 5.4(iv)(c) and Section 5.4(viii), the terms of the Series A Preferred Stock shall be subject to the terms of the Charter if and to the extent applicable, as the same may be amended or restated from time to time.

(i)                                     DESIGNATION AND NUMBER. A series of Preferred Stock designated as the “Series A non-participating, voting, cumulative, convertible 7.0% preferred stock” is hereby established and the number of shares constituting the series shall be 10,000, which may be issued in fractions of a share.

(ii)                                  DISTRIBUTION RIGHTS. The holders of Series A Preferred Stock shall be entitled to receive, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, cumulative cash dividends equal to a rate of 7.0% per annum on (i) the Liquidation Preference (as defined in Section 5.4(iii)) per share of Series A Preferred Stock and (ii) the amount of accrued and any unpaid dividends for any prior year. Such dividends shall accrue irrespective of whether the Board has declared such dividends. Accrued and declared dividends on the Series A Preferred Stock will be paid to the holders of record of Series A Preferred Stock at the close of business on each June 30 and December 31 (or next Business Day if such June 30 and/or December 31 is not a Business Day). If the holders of Series A Preferred Stock are treated as receiving any amount as a consent dividend or as a deemed dividend, for federal income tax purposes, the Company shall at such time also declare cash dividends to, and shall distribute to, the holders of Series A Preferred Stock sufficient cash to pay tax (at an assumed combined federal and state rate of 50%) on the total of all dividends subject to tax to such holders (including any taxable amount of the cash dividend required under this provision).

(iii)                               LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, or there shall be set apart out of such assets of the Company for the holders of Series A Preferred Stock, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $10.00 per share (the “Liquidation Preference”). The holders of Series A Preferred Stock, upon liquidation, dissolution or winding up, shall not be entitled to receive the Liquidation Preference until the liquidation preference of all shares of Senior Stock shall have been paid in full or a sum set apart sufficient to provide for such payment. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of the Series A Preferred Stock and any Parity Stock are insufficient for payment to be made in full, the holders of shares of the Series A Preferred Stock and the Parity Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After receipt of the full amount of the Liquidation Preference, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company upon liquidation, dissolution or winding up. For the purposes hereof, neither a consolidation, nor a merger of the Company with another person, nor a sale or transfer of all or part of its assets for cash or securities, shall be considered a liquidation, dissolution or winding up of the Company. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company’s total liabilities.

(iv)                              VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have only the following voting rights:

(a)                                 Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the holders of the Series A Preferred Stock or the Common Stock.

(b)                                 Except as otherwise provided herein, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the holders of Common Stock.

(c)                                  The affirmative vote of the Required Holders, voting together as a single class for such purposes, shall be required for (i) the adoption of any amendment,

alteration or repeal of this Section 5.4 and the terms of the Series A Preferred Stock set forth herein, that adversely changes or has the effect of adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, or (ii) the adoption of any amendment, alteration or repeal of any other provisions of the Charter that materially adversely changes or has the effect of materially adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, it being understood that an increase in the number of directors on the Board is not, by itself, an adverse change referred to in the foregoing clause (i) or (ii).

(v)                                 AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES. Without the affirmative vote of the Required Holders, the Board shall not have the right to increase or decrease the number of shares that are classified as Series A Preferred Stock or to authorize the issuance of or to classify or reclassify any unissued shares of stock of the Company into, additional shares of Series A Preferred Stock.

(vi)                              CONVERSION.

(a)                                 TRIGGERING EVENT. Subject to Section 5.4(vi)(c), all shares of Series A Preferred Stock then outstanding will convert into Common Stock (i) automatically, in connection with a Listing, (ii) automatically, upon a Change of Control Transaction, or (iii) automatically, upon election by the Required Holders during the period beginning on the Effective Date and ending at the close of business on the fifth anniversary of the Effective Date (including as may be delayed pursuant to Section 5.4(vi)(c), each a “Triggering Event”).

(b)                                 CONVERSION RATE. Upon a Triggering Event, each share of Series A Preferred Stock shall convert into shares of Common Stock at a rate equal to (i) the Conversion Value Per Share of Series A Preferred Stock, divided by (ii) the Current Common Stock Value, in each case as applicable with respect to such Triggering Event, except as otherwise provided in Section 5.4(vi)(c).

(c)                                  DELAYED CONVERSION.

(i)                                     If a Listing occurs prior to December 31, 2016, such Listing (and the related Trigger Event) shall be deemed to occur on December 31, 2016 and the respective Measurement Period shall begin upon the later to occur of (1) January 2, 2017 and (2) the 180th day following the later to occur of (X) the Listing and (Y) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing. The foregoing notwithstanding, the Required Holders may elect to convert the Series A Preferred Stock into Common Stock as contemplated by clause (iii) of Section 5.4(vi)(a) at any time prior to December 31, 2016 by delivering written notice to the Company pursuant to Section 5.4(vi)(f), and the Measurement Period with respect to such conversion shall begin on the Trading Day following the date of conversion, unless the Required Holders designate a different date as the beginning of the Measurement Period pursuant to Section 5.4(vi)(f)(ii); the Conversion Common Stock Value shall be calculated as contemplated by clause (ii) of Section 5.4(ix)(g), rather than as contemplated by clause (i) of Section 5.4(ix)(g), except that the beginning of the Measurement Period shall be the date contemplated by this Section 5.4(vi)(c)(i). In the event that a Change of Control Transaction occurs after such Listing but prior to the last trading day of the respective Measurement Period, if the Requisite Holders have not converted the Series A Preferred Stock into Common Stock and the last day of the respective Measurement Period has not occurred as contemplated by the previous sentence, the Series A Preferred Stock will be treated in accordance with Section 5.4(vi)(c)(ii) rather than this Section 5.4(vi)(c)(i).

(ii)                                  If a Change of Control Transaction occurs prior to December 31, 2016 or after a Listing but prior to the last trading day of the respective Measurement Period as contemplated by the final sentence of Section 5.4(vi)(c)(i), such Change of Control Transaction shall be deemed a Fundamental Change and shall not result in a Triggering Event for purposes of clause (ii) of Section 5.4(vi)(a). Section 5.4(vi)(i) shall apply with respect to such deemed Fundamental Change.

(d)                                 ESTIMATED PER SHARE VALUE. Until the occurrence of the earlier of (i) a Triggering Event or (ii) a Listing as contemplated by the first sentence of Section 5.4(vi)(c)(i), the Company shall determine and disclose an annual Estimated Per Share Value; provided, that the Company shall not be required to determine a second Estimated Per Share Value in fiscal year 2013. The Company shall determine and disclose an annual Estimated Per Share Value in accordance with the IPA Valuation Guidelines; provided, that the Board may in good faith determine to revise the method for calculating the Estimated Per Share Value. The Company shall promptly publicly disclose each such Estimated Per Share Value in a Form 8-K, by press release or otherwise and shall disclose in writing to the holders of shares of Series A Preferred Stock the value of the Series A Preferred Stock included in the derivation of the Estimated Per Share Value, if such value is not disclosed in the Form 8-K, press release or other communication that discloses the Estimated Per Share Value. The Required Holders may request that the Company obtain an appraisal of the Estimated Per Share Value or the Company may voluntarily obtain an appraisal of the Estimated Per Share Value (1) with respect to any determination of the Estimated Per Share Value, if the Company has not determined such Estimated Per Share Value using an independent appraiser, and (2) if the Company has not determined the Estimated Per Share Value using an independent appraiser during the six month period prior to the Triggering Event. In such event, each of the Company, on the one hand, and the Required Holders, on the other hand, shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser, whose determination of such Estimated Per Share Value shall be final and binding. The cost of such appraisal shall be paid by the Company.

(e)                                  ACCRUED AND UNPAID DIVIDENDS. Upon conversion, holders of shares of Series A Preferred Stock shall be entitled to receive payment of any accrued but unpaid dividends with respect to the shares of Series A Preferred Stock being converted, including with respect to any dividend contemplated by the final sentence of Section 5.4(ii).

(f)                                   CONVERSION PROCEDURE.

(i)                                     Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 5.4(vi)(a)(iii) or as contemplated by the second sentence of Section 5.4(vi)(c)(i) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock. In the event the notice shall specify any name other than that of a record holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name. Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock. As promptly as practicable, but in no event more than 15 days, after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall deliver notice of conversion of the Series A Preferred Stock to all holders thereof. As promptly as practicable, but in no event more than 5 Business Days after receipt by the Company of the written notice of conversion from the Required Holders or (as applicable) within 5 Business Days after the completion of any required appraisal or Measurement Period as contemplated by the second sentence of Section 5.4(vi)(c)(i), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each record holder or other recipient shall be entitled pursuant to Section 5.4(vi)(b) or (as applicable) the second sentence of Section 5.4(vi)(c)(i) hereof.

(ii)                                  A conversion upon election of the Required Holders pursuant to Section 5.4(vi)(a)(iii) shall be deemed effective immediately prior to the open of business on the date of the respective written notice to the Company. However, the Required Holders may specify conversion upon a future date or event, such as the fifth anniversary of the Effective Date but in no event later than the fifth anniversary of the Effective Date.

In the case of an election by the Required Holders following a Listing that is subject to Section 5.4(vi)(c)(i), the Required Holders may specify any Trading Day on which the Measurement Period shall begin; provided, however, that such Trading Day shall be (i) no later than January 2, 2017 and (ii) no earlier than the first Trading Day after such election to convert has been made by the Required Holders. Upon conversion, the rights of the converting holder with respect to the shares being converted shall terminate, except for the right to receive the shares of Common Stock issuable upon conversion, and the person entitled to receive the shares of Common Stock so issuable shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of issuance. In the event the written notice for conversion is delivered on a day the transfer books of the Company for its Common Stock are closed, the conversion shall be deemed to have occurred upon the close of business on the first immediately succeeding date on which such transfer books are open, except as otherwise provided above.

(iii)                               In connection with any conversion of Series A Preferred Stock pursuant to Section 5.4(vi)(a)(i) or the first sentence of Section 5.4(vi)(c)(i), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 5.4(vi)(a)(i) or the first sentence of Section 5.4(vi)(c)(i) hereof, as promptly as practicable (but in no event more than 5 Business Days after the earliest day upon which the number of whole shares of Common Stock can be determined).

(iv)                              In connection with any conversion of Series A Preferred Stock pursuant to Section 5.4(vi)(a)(ii), but excluding (for the avoidance of doubt) any Change of Control Transaction deemed a Fundamental Change as contemplated by the final sentence of Section 5.4(vi)(c)(i) or by Section 5.4(vi)(c)(ii), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 5.4(vi)(a)(ii) effective as of immediately prior to the subject Change of Control Transaction. In connection with any such Change of Control Transaction, the Company shall provide all of the holders of Series A Preferred Stock advance notice (before the Change of Control Transaction occurs) of the respective Conversion Common Stock Value, Conversion Value Per Share of Series A Preferred Stock and Current Common Stock Value as soon as reasonably practicable, but in no event less than 15 days prior to such Change of Control Transaction.

(v)                                 The shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, when issued in accordance with the terms hereof, are hereby declared to be, and shall be, validly issued, fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

(vi)                              In connection with any Triggering Event, if the Conversion Value Per Share of Series A Preferred Stock is zero, the Series A Preferred Stock will be automatically deemed cancelled without further consideration and shall cease to be outstanding.

(g)                                  PRESERVATION OF REIT STATUS.

(i)                                     If, based upon the advice of legal counsel, the Board reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder (based on the Beneficial Ownership and Constructive Ownership of Common Stock of such holder, assuming conversion of all Series A Preferred Stock by such holder) would create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code (an “Adverse REIT Status Determination”), then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of Common Stock such that there is no substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code. At least three (3) Business Days prior to the Board making any Adverse REIT Status Determination, the Company shall give written notice to each such holder of Series A Preferred Stock, notifying such holder that the full conversion of Series A Preferred Stock by such holder may be subject to an Adverse REIT Status Determination, and shall thereafter consult in good faith with each such holder as to such determination, including as to the actual Beneficial Ownership and Constructive Ownership of such holder, before the Board makes any Adverse REIT Status Determination.

(ii)                                  In connection with any Adverse REIT Status Determination each holder of any Series A Preferred Stock subject to an Adverse REIT Status Determination shall retain the remaining shares of Series A Preferred Stock and delay conversion pursuant to an Alternate Conversion (as defined below).

(iii)                               At such time as the Board reasonably determines that conversion of such shares of Series A Preferred Stock would not create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code, each share of Series A Preferred Stock that remains outstanding pursuant to Section 5.4(vi)(g)(ii) shall convert (“Alternate Conversion”) into a number of shares of Common

Stock (or successor security) equal to the greater of (A) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would have been entitled to receive absent an Adverse REIT Status Determination and (B) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would be entitled to receive if the Triggering Event were to occur on the date of the Alternate Conversion. Any such holder of shares of Series A Preferred Stock may request (but no more than once per calendar quarter) that the Board reevaluate its Adverse REIT Status Determination, and the Board shall reevaluate its determination within thirty (30) days of such request. The Board shall promptly notify in writing each such holder of Series A Preferred Stock of the results of each reevaluation of the applicable Adverse REIT Status Determination. Prior to the Alternate Conversion of all shares of Series A Preferred Stock that remain outstanding pursuant to Section 5.4(vi)(g)(ii), the provisions hereof (including in the event of any Change of Control Transaction or Fundamental Changes that occurs after a Triggering Event but before Alternative Conversion) shall continue to apply.

(iv)                              If the Company declares, pays or sets a record date for payment of any dividend on the Common Stock (including any stock dividend payable in shares of Common Stock) after a Triggering Event but before an Alternate Conversion (in particular, the issuance date of the subject Common Stock), each holder of any share of Series A Preferred Stock subject to an Alternate Conversion shall be entitled to a payment equal to what would have been received by such holder if an Adverse REIT Status Determination had not occurred. In connection with an Alternate Conversion, such payment shall be made by the Company in the form of a number of shares of Common Stock equal to the amount of all such dividends divided by the Current Common Stock Value.

(v)                                 This Section 5.4(vi)(g) shall apply to all of Section 5.4(vi).

(h)                                 NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of the Series A Preferred Stock but, in lieu thereof, any fractional interest shall be rounded up to the next whole share (on a holder by holder basis).

(i)                                     FUNDAMENTAL CHANGE. In the event of any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 5.4(iv)(c), the Company or the successor or purchasing business entity shall provide that the holders of each share of Series A Preferred Stock then outstanding shall, in connection with such Fundamental Change, receive shares, or fractions of shares, of capital stock that have at least equivalent economic value and opportunity (for the avoidance of doubt, the option value of the Series A Preferred Stock shall be taken into account, based on the number of days remaining until the fifth anniversary of the Effective Date) and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account any income tax consequences resulting from such Fundamental Change and exchange of securities to such holders at the highest combined federal and state rate, the value of the replacement capital stock being higher in value in an amount equal to any such income tax consequences. The provisions of this Section 5.4(vi)(i) shall similarly apply to successive Fundamental Changes. In connection with any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 5.4(vi)(c), the Company shall provide all of the holders of Series A Preferred Stock with advance notice of the type of (and rights and terms associated with the) capital stock proposed to be issued to the holders of Series A Preferred Stock as a result of such Fundamental Change as soon as reasonably practicable, but in no event less than 15 days prior to such Fundamental Change.

(j)                                    RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Company shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock if, at any time, the number thereof shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock. If any shares of Common Stock required to be reserved for conversion of shares of Series A Preferred Stock need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued upon conversion, the Company shall, in good faith and as expeditiously as possible, endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on a national securities exchange, the Company shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock.

(vii)                           REDEMPTION. At any time after the fifth anniversary of the Effective Date, the Company may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a Triggering Event has occurred, regardless of whether the consummation of conversion upon such Triggering Event has occurred or is pending) at a price per share of Series A Preferred Stock equal to the Liquidation Preference plus declared and unpaid dividends thereon (the “Redemption Price”). At least 15 but not more than 35 days prior to the date specified for redemption (the “Redemption Date”), the Company shall give written notice to each holder of record of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Price and the Redemption Date. Any shares of Series A Preferred Stock redeemed pursuant to this Section 5.4 (vii) or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall become authorized but unissued shares of Preferred Stock without designation as to class or series.

(viii)                        EXCEPTED HOLDERS.

(a)                                 COMMON SHARE OWNERSHIP LIMIT. For purposes of Section 5.7 of the Charter, each holder of the Series A Preferred Stock shall have an Excepted Holder Limit (as such term is defined in Section 5.7 of the Charter) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding Common Stock of the Company, subject to adjustment pursuant to Section 5.7(ii)(g) of the Charter.

(b)                                 PREFERRED SHARE OWNERSHIP LIMIT. For purposes of Section 5.7 of the Charter, there shall be no Preferred Share Ownership Limit (as such term is defined in Section 5.7 of the Charter) with respect to holdings of Series A Preferred Stock, and each holder of the Series A Preferred Stock shall be deemed an Excepted Holder (as such term is defined in Section 5.7 of the Charter) for the purposes of the Preferred Share Ownership Limit with respect to its holdings of Series A Preferred Stock. For the avoidance of doubt, one Person can hold all of the outstanding shares of Series A Preferred Stock

(c)                                  Notwithstanding the foregoing, any Excepted Holder shall be subject, in all events, to the provisions of Section 5.4(vi)(g).

(ix)                              DEFINITIONS. For purposes of this Section 5.4, the following terms shall have the meanings indicated:

(a)                                 “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

(b)                                 “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are authorized or required by law or executive order to close, or a day which is, or is declared to be, a national or New York State holiday.

(c)                                  “Change of Control Transaction” shall mean, with respect to the Company, any event or series of related events (including, without limitation, any issuance, transfer or other disposition of shares of Equity Stock of the Company, merger, share exchange or consolidation) after which (a) any person or Group is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Equity Stock representing greater than 50% of the combined voting power of the then outstanding Equity Stock of the Company and (b) the beneficial owners, directly or indirectly, of Equity Stock of the Company immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity (or its parent company) after such event or series of events. In addition, any event that causes, directly or indirectly, any person or Group other than the Company to become the beneficial owner of greater than 50% of the outstanding economic interests in the Operating Partnership shall be deemed a Change of Control Transaction. At any time prior to December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 5.4(vi)(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall constitute a Change of Control Transaction; following the later to occur of December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 5.4(vi)(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall not constitute a Change of Control Transaction.

(d)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  “Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.

(f)                                   “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

(g)                                  “Conversion Common Stock Value” shall mean: (i) in the case of conversion of Series A Preferred Stock upon election of the Required Holders pursuant to Section 5.4(vi)(a)(iii), the then most recent Estimated Per Share Value as of the date of such election, as adjusted: (A) for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the date of determination of such Estimated Per Share Value and (B) so that the Estimated Per Share Value is calculated on (1) a net asset value basis (i.e., net of liabilities and the aggregate Liquidation Preference that the then outstanding Series A Preferred Stock would be entitled to receive in connection with a liquidation of the Company) and (2) based on the assumption that the Series A Preferred Stock is not outstanding, except that, to the extent the Company (or one of its Affiliates) has sold any property included in the determination of such Estimated Per Share Value, the gross sale price of each such property shall be substituted for the estimated value of such property included in such Estimated Per Share Value; (ii) in the case of a Listing, the average daily closing price of the Common Stock for a 30 Trading Day period (the “Measurement Period”) commencing on the first Trading Day after the date that is the 180th day following the later to occur of (A) the Listing and (B) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing, provided, however, that, if a Change of Control Transaction shall occur prior to the end of such Measurement Period, the Conversion Common Stock Value shall be determined in accordance with clause (iii) of this sentence; and (iii) in the case of a Change of Control Transaction, the value per share of Common Stock established thereby or, if the value per share of Common Stock is not established in connection with such Change of Control Transaction, the value per share that the Board shall in good faith determine in connection with such Change of Control Transaction, if applicable, based on the value of the consideration paid for or with respect to or by extension to the Common Stock in connection therewith.

(h)                                 “Conversion Company Value” shall mean (i) the Conversion Common Stock Value multiplied by (ii) the Effective Date Outstanding Shares.

(i)                                     “Conversion Value Per Share of Series A Preferred Stock” shall mean the result of: (i) 15.0 percent (0.15) of the excess, if any, of (A) Conversion Company Value over (B) the Threshold Value; divided by (ii) the number of shares of Series A Preferred Stock outstanding on the date of the Triggering Event; and, in the case of a Triggering Event based upon a Listing or Change of Control Transaction (including any instance pursuant to Section 5.4(vi)(c) where a Measurement Period is utilized) only, multiplied by (iii) 115 percent (1.15); provided, however, that if a listing application or securities registration statement has been filed in anticipation of a Listing, or a Change of Control Transaction has been announced, in either case, prior to the fifth anniversary of the Effective Date, and such Listing has not occurred or Change of Control Transaction has not been closed, then the Conversion Value Per Share of Series A Preferred Stock, in connection with an exercise or conversion on such date, will be determined in connection with such subsequent Listing (and the subsequent Measurement Period) or as of the date of closing of such Change of Control Transaction (or other Change of Control Transaction that arises in response to such first Change of Control Transaction); provided, further, however, that if such Listing or Change of Control Transaction does not occur within 270 days following the fifth anniversary of the Effective Date, then the Series A Preferred Stock shall be converted on the same basis as if the holder had elected to convert the Series A Preferred Stock on the fifth anniversary of the Effective Date. If the amount of clause (A) above is equal to, or less than, the amount of clause (B) above, then the Conversion Value Per Share of Series A Preferred Stock shall be equal to zero.

(j)                                    “Current Common Stock Value” shall mean Conversion Common Stock Value, provided, however, that, for purposes of determining Current Common Stock Value, Estimated Per Share Value as referenced in clause (i) of Section 5.4(ix)(g) shall be calculated assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 5.4(iii).

(k)                                 “Effective Date” shall mean July 31, 2013.

(l)                                     “Effective Date Outstanding Shares” shall mean 168,537,343.3430 shares of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date). For the avoidance of doubt, shares of Common Stock issuable upon the exercise or payment of stock options, warrants, rights and other equity securities with respect to which shares of Common Stock have not actually been issued prior to the Effective Date, including the Series A Preferred Stock and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, shall not be deemed outstanding for this purpose.

(m)                             “Equity Stock” shall mean all classes or series of stock of the Company that the Company shall have authority to issue.

(n)                                 “Estimated Per Share Value” shall mean the estimated per share value of Common Stock calculated in accordance with Section 5.4(vi)(d).

(o)                                 “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of the outstanding Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control Transaction other than as contemplated by Section 5.4(vi)(c).

(p)                                 “Group” means any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

(q)                                 “IPA Valuation Guidelines” shall mean the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, as such may be amended or restated from time to time, and including any successor or replacement thereto.

(r)                                    “Junior Stock” means the Common Stock and any other class or series of stock of the Company that by its terms is junior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up.

(s)                                   “Listing” shall mean the listing of any Equity Stock of the Company on a national securities exchange. Upon such Listing, such shares of Equity Stock shall be deemed “listed.”

(t)                                    “Operating Partnership” shall mean Monogram Residential OP LP (f/k/a Behringer Harvard Multifamily OP I LP).

(u)                                 “Parity Stock” shall mean any class or series of shares entitled by the terms thereof to amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective liquidation amounts, without preference or priority of one over the other as between the holders of such shares and the holders of shares of Series A Preferred Stock.

(v)                                 “REIT” shall mean a “real estate investment trust” pursuant to Sections 856-860 of the Code.

(w)                               “Required Holders” shall mean the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(x)                                 “Senior Stock” shall mean any class or series of stock of the Company entitled by the terms thereof to the receipt of amounts payable upon liquidation, dissolution or winding up, as the case may be, in preference to the Series A Preferred Stock.

(y)                                 “Threshold Value” shall mean the aggregate value of all Effective Date Outstanding Shares, which shall be determined by multiplying: (i) (A) the price paid for each share of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported), plus (B) (1) a cumulative, non-compounded, annual rate of return of 7% from the date of initial issuance of the Common Stock until the date of determination (calculated like simple interest on a daily basis based on a 365 day year) on a per share basis minus (2) the total amount of dividends (whether in securities, cash or other property, with the value of any dividends paid in securities or other property being reasonably determined by the Board) declared (on a per share basis) on the Common Stock since the date of initial issuance of the Common Stock until the date of determination (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported) by (ii) 168,537,343.3430 (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported).

(z)                                  “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading whether or not the Common Stock is then listed on the New York Stock Exchange and whether or not there is an actual trade of Common Stock on any such day.

SECTION 5.5.                                       CLASSIFIED OR RECLASSIFIED SHARES.  Prior to issuance of classified or reclassified shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Company; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Section 5.7 and subject to the express terms of any class or series of stock outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter

(including determinations by the Board or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

SECTION 5.6.                                       CHARTER AND BYLAWS.  The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

SECTION 5.7.                                       RESTRICTIONS ON OWNERSHIP AND TRANSFER.

(i)                                     DEFINITIONS. For purposes of Section 5.7, the following terms shall have the following meanings:

“BENEFICIAL OWNERSHIP” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“BUSINESS DAY” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“CHARITABLE BENEFICIARY” means one or more beneficiaries of the Trust as determined pursuant to Section 5.7(iii)(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“COMMON SHARE OWNERSHIP LIMIT” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares of the Company.

“CONSTRUCTIVE OWNERSHIP” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“EXCEPTED HOLDER” means a Stockholder for whom an Excepted Holder Limit is created by this Charter or by the Board pursuant to Section 5.7(ii)(g).

“EXCEPTED HOLDER LIMIT” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 5.7(ii)(g), the percentage limit established by the Board pursuant to Section 5.7(ii)(g).

“MARKET PRICE” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date or, in the event that no Closing Price is available for such Shares, the fair market value of the Shares, as determined in good faith by the Board.

“PERSON” means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

“PREFERRED SHARE OWNERSHIP LIMIT” means not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Preferred Shares of the Company.

“PROHIBITED OWNER” means, with respect to any purported Transfer, any Person who, but for the provisions of Section 5.7(ii)(a), would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of the Shares that the Prohibited Owner would have so owned.

“RESTRICTION TERMINATION DATE” means the first day on which the Company determines pursuant to Section 7.2 of the Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

“TRANSFER” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of Securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRUST” means any trust provided for in Section 5.7(iii)(a).

“TRUSTEE” means the Person unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Trust.

(ii)                                  SHARES.

(a)                                 OWNERSHIP LIMITATIONS. During the period commencing on the date of the Company’s qualification as a REIT and prior to the Restriction Termination Date, but subject to Section 5.8 hereof:

(I)                                   BASIC RESTRICTIONS.

(A)                               (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Preferred Shares in excess of the Preferred Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(B)                               No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(C)                               Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(II)                              TRANSFER IN TRUST. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 5.7(ii)(a)(I)(A) or (B),

(A) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 5.7(ii)(a)(I)(A) or (B) (rounded to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 5.7(iii), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(B) if the transfer to the Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 5.7(ii)(a)(I)(A) or (B), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 5.7(ii)(a)(I)(A) or (B) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)                                 REMEDIES FOR BREACH. If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event that has purported to have taken place that would result in a violation of Section 5.7(ii)(a) or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 5.7(ii)(a) (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 5.7(ii)(a) shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

(c)                                  NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 5.7(ii)(a)(I) or any Person who would have owned Shares that resulted in a transfer to the Trust pursuant to the provisions of Section 5.7(ii)(a)(II) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s status as a REIT.

(d)                                 OWNERS REQUIRED TO PROVIDE INFORMATION. Prior to the Restriction Termination Date:

(I)                                   every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within thirty (30) days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s status as a REIT and to ensure compliance with the Common Share Ownership Limit and Preferred Share Ownership Limit; and

(II)                              each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(e)                                  REMEDIES NOT LIMITED. Subject to Section 7.2 of the Charter, nothing contained in this Section 5.7(ii)(e) shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company’s status as a REIT.

(f)                                   AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 5.7(ii), Section 5.7(iii), or any definition contained in Section 5.7(i), the Board shall have the power to determine the application of the provisions of this Section 5.7(ii) or Section 5.7(iii) or any such definition with respect to any situation based on the facts known to it. In the event Section 5.7(ii) or (iii) requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 5.7.

(g)                                  EXCEPTIONS.

(I)                                   Subject to Section 5.7(ii)(a)(I)(B), the Board, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Share Ownership Limit and the Preferred Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(A)                               the Board obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 5.7(ii)(a)(I)(A) or (B);

(B)                               such Person represents that it will not own, actually or Constructively, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains such additional representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Company (or an entity owned or controlled by the Company) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT, shall not be treated as a tenant of the Company); and

(C)                               such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 5.7(ii)(a) through Section 5.7(ii)(f)) will result in such Shares being automatically transferred to a Trust or in the purported Transfer of such Shares being void ab initio in accordance with Section 5.7(ii)(a) and Section 5.7(iii).

(II)                              Prior to granting any exception pursuant to Section 5.7(ii)(g)(I), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(III)                         Subject to Section 5.7(ii)(a)(I)(B), an underwriter which participates in an Offering or a private placement of Shares (or Securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or Securities convertible into or exchangeable for Shares) in excess of the Common Share Ownership Limit, the Preferred Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such Offering or private placement.

(IV)                          The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit or the Preferred Share Ownership Limit.

(h)                                 NOTICE TO STOCKHOLDERS UPON ISSUANCE OR TRANSFER. Upon issuance or Transfer of Shares prior to the Restriction Termination Date, the Company shall provide the recipient with a notice containing information about the shares purchased or otherwise Transferred, in lieu of issuance of a share certificate, in a form substantially similar to the following:

The Securities of Monogram Residential Trust, Inc. are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Subject to certain further restrictions and except as expressly provided in this Charter, (i) no Person may Beneficially or Constructively Own Common Shares of the Company in excess of 9.8% (in value or number of Shares) of the outstanding Common Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Preferred Shares of the Company in excess of 9.8% (in value or number of Shares) of the outstanding Preferred Shares of the Company unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Company being “closely held” under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT; and (iv) no Person may Transfer

Shares if such Transfer would result in the Shares of the Company being owned by fewer than one hundred (100) Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares that cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are or would be violated, the Shares will be deemed to have automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries upon such transfer. In addition, the Company may redeem Shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted transfers in violation of the restrictions described above may be void ab initio.

All capitalized terms in this notice have the meanings defined in the Charter of the Company, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Company on request and without charge.

Instead of the foregoing notice, at the time of issue or transfer of shares without certificates, the Company may send the Stockholder a written statement indicating that the Company will furnish information about the restrictions on transfer to the Stockholder on request and without charge.  If the Company issues Shares with certificates, each certificate shall either contain the notice set forth above or shall state that the Company will furnish information about the restrictions on transfer to the Stockholder on request and without charge.

(iii)                               TRANSFER OF SHARES IN TRUST.

(a)                                 OWNERSHIP IN TRUST. Upon any purported Transfer or other event described in Section 5.7(ii)(a)(II) that would result in a transfer of Shares to a Trust, such Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 5.7(ii)(a)(II). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 5.7(iii)(f).

(b)                                 STATUS OF SHARES HELD BY THE TRUSTEE. Shares held by the Trustee shall be issued and outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Trust.

(c)                                  DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the Shares have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Trust and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the Shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Section 5.7, until the Company has received notification that Shares have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

(d)                                 SALE OF SHARES BY TRUSTEE. Within twenty (20) days of receiving notice from the Company that Shares have been transferred to the Trust, the Trustee of the Trust shall sell the Shares held in the Trust to a person, designated by the Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 5.7(ii)(a)(I). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.7(iii)(d). The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Trust and (2) the price per Share received by the Trustee from the sale or other disposition of the Shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 5.7(iii)(c). Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.7, such excess shall be paid to the Trustee upon demand.

(e)                                  PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 5.7(iii)(c). The Company may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Company shall have the right to accept such offer until the Trustee has sold the Shares held in the Trust pursuant to Section 5.7(iii)(d). Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

(f)                                   DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the Shares held in the Trust would not violate the restrictions set forth in Section 5.7(ii)(a)(I) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

SECTION 5.8.                                       SETTLEMENTS.  Nothing in Section 5.7 shall preclude the settlement of any transaction with respect to the Common Shares entered into through the facilities of the NYSE or other national securities exchange on which the Common Shares are Listed. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of Section 5.7, and any transfer in such a transaction shall be subject to all of the provisions and limitations set forth in Section 5.7.

SECTION 5.9.                                       SEVERABILITY.  If any provision of Section 5.7 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions of Section 5.7 shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

SECTION 5.10.                                ENFORCEMENT.  The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of Section 5.7.

SECTION 5.11.                                NON-WAIVER.  No delay or failure on the part of the Company or the Board in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board, as the case may be, except to the extent specifically waived in writing.

ARTICLE VI

BOARD OF DIRECTORS

SECTION 6.1.                                       NUMBER OF DIRECTORS.  The number of Directors of the Company shall be eight, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that such number shall be not fewer than the minimum required by the MGCL and not more than thirteen (13).  Any vacancies, including those which arise by reason of an increase in the number of Directors, shall be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Shares issued by the Company. For the purposes of voting for Directors, each Share of stock may be voted for as many individuals as there are Directors to be elected and for whose election the Share is entitled to be voted. Cumulative voting for Directors is prohibited.

The names of the eight Directors who shall serve on the Board until the next annual meeting of the Stockholders and until their successors are duly elected and qualified, subject to the filling of vacancies or an increase in the number of Directors prior to the next annual meeting of the Stockholders, are:

Sami S. Abbasi

Robert S. Aisner

Mark T. Alfieri

Roger D. Bowler

David D. Fitch

Jonathan L. Kempner

Murray J. McCabe

E. Alan Patton

Upon a Listing, the Company elects to make the election provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board in setting the terms of any class or series of stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

SECTION 6.2.                                       RESIGNATION OR REMOVAL.  Any Director may resign by written notice to the Board, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice.  Any Director may be removed from office only for cause and only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Common Shares then outstanding and entitled to vote generally in the election of directors, subject to the rights of the holders of one or more classes or series of Preferred Shares. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a Director should be removed.  For purposes of this paragraph “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

SECTION 6.3.                                       RIGHTS OF OBJECTING STOCKHOLDERS.  Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL unless the Board, upon the affirmative vote of a majority of the Board, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

ARTICLE VII

POWERS OF THE BOARD OF DIRECTORS

SECTION 7.1.                                       GENERAL.  The business and affairs of the Company shall be managed under the direction of the Board, and the Board shall have full, exclusive and absolute power, control and authority over the Company’s assets and over the business of the Company as if it, in its own right, was the sole owner thereof, except as otherwise limited by the Charter. The Board may take any action that, in its sole judgment and discretion, is necessary or desirable to conduct the business of the Company. The Charter shall be construed with a presumption in favor of the grant of power and authority to the Board. Any construction of the Charter or determination made in good faith by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board included in this Article VII shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Charter or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland as now or hereafter in force.

SECTION 7.2.                                       REIT QUALIFICATION. The Board shall use its best efforts to cause the Company and its Stockholders to qualify for U.S. federal income tax treatment in accordance with the REIT Provisions of the Code, unless the Board, in its sole discretion, determines at any time, due to changes in tax legislation or otherwise, that qualification as a REIT is not in the best interests of the Company. Following such REIT qualification, the Board shall use its best efforts to take such actions as are necessary, and may take such actions as it deems desirable (in its sole discretion) to preserve the status of the Company as a REIT; provided, however, that in the event that the Board determines that it no longer is in the best interests of the Company to qualify as a REIT, the Board may revoke or otherwise terminate the Company’s REIT election pursuant to Section 856(g) of the Code. The Board also may determine that compliance with any restriction or limitation set forth in this Charter which is intended to preserve the status of the Company as a REIT, including, without limitation, the restrictions and limitations on stock ownership and transfers in Section 5.7 hereof, is no longer required for REIT qualification and may waive compliance with any such restriction or limitation.

SECTION 7.3.                                       BYLAWS. Except as set forth in the Bylaws, the Board shall have the exclusive power and authority to adopt, implement and from time to time alter, amend or repeal the Bylaws.

SECTION 7.4.                                       AUTHORITY TO DECLARE STOCK DIVIDENDS OF DIFFERENT CLASSES. Subject to any preferential rights in favor of any class of Preferred Shares, the Board, in accordance with Section 2-309(c)(5)(i) of the MGCL, is hereby specifically authorized to, at any time, cause the Company to declare and pay a dividend payable in Shares of any one class or multiple classes to the holders of Shares of any other class or classes without obtaining Stockholder approval.

SECTION 7.5.                                       DETERMINATION BY BOARD OF BEST INTEREST OF COMPANY.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board consistent with the Charter, shall be final and conclusive and shall be binding upon the Company and every Stockholder: the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Shares; the fair value, or any sale, bid or ask price to be applied in determining the fair value, of any asset owned or held by the Company or of any Shares; the number of Shares of any class; any matter relating to the acquisition, holding and disposition of any assets by the Company; any matter relating to the qualification of the Company as a REIT or election of a different tax status for the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board.

ARTICLE VIII

REVIEW OF INVESTMENT ACTIVITY.

The Company will continually review its investment activity to attempt to ensure that it is not classified as an “investment company” under the Investment Company Act of 1940, as amended.

ARTICLE IX

STOCKHOLDERS

SECTION 9.1.                                       EXTRAORDINARY ACTIONS.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

SECTION 9.2.                                       PROXY TO LIQUIDATE.  At any time after six (6) years following the Termination of the Initial Public Offering, if the Company is not then Listed, in the process of Listing or making an orderly liquidation and sale of the Company’s assets, and unless such date is extended by the majority vote of the Directors, including the Independent Directors, then upon receipt by the Secretary of the Company of written requests from Stockholders holding ten percent (10%) or more of the outstanding Common Shares (the “Proxy Request”) directing that the Company formally proxy the Stockholders holding Shares entitled to vote thereon to determine whether the Company should be dissolved (the “Proxy to Liquidate”), the Company shall send a Proxy to Liquidate to each Stockholder holding Shares entitled to vote thereon within sixty (60) days of receipt of the Proxy Request, or as soon as reasonably practicable thereafter following the receipt of independent appraisals of the Company’s assets, which the Company shall obtain as part of this proxy process, and the filing with and review of such Proxy to Liquidate by the Securities and Exchange Commission (the “SEC”), if the Company’s securities are registered with the SEC under the Exchange Act. In response to a Proxy Request, the Company shall not be required to send Proxies to Liquidate to Stockholders holding Shares entitled to vote thereon more frequently than once during every two (2) year period. To ensure that Stockholders are adequately informed when casting their votes, the Proxy to Liquidate furnished to each Stockholder holding Shares entitled to vote thereon shall include financial information setting forth per Share pro forma tax and financial projections that assume that all of the Company’s assets will be sold immediately at prices consistent with their appraised values, or such other information as the Company deems appropriate and informative, provided in all such cases that the furnishing of such information to Stockholders shall not contravene applicable law or applicable rules and regulations of the SEC regarding the solicitation of proxies, if such rules are applicable. The Proxy to Liquidate shall contain a forty-five (45) day voting deadline or set a meeting of the Stockholders holding Shares entitled to vote thereon no earlier than forty-five (45) days after notice thereof, and the actual voting results shall be tabulated by the Company’s independent accountants or an independent agent, who will receive the votes directly from the Stockholders holding Shares entitled to vote thereon. The Company shall disclose the complete voting results for the Proxy to Liquidate in the Company’s next annual or quarterly report on sent to the Stockholders for the period following the date on which voting was completed. If a majority vote of the Stockholders holding Shares entitled to vote thereon is cast in favor of the dissolution of the Company, the assets of the Company shall be fully liquidated within thirty (30) months from the close of the voting deadline applicable to the Proxy to Liquidate. Under no circumstances, however, shall the Board direct the Operating Partnership to make distributions “in kind” of any assets to the Stockholders under any dissolution conducted pursuant to this Section.

SECTION 9.3.                                       TENDER OFFERS.  If any Stockholder makes a tender offer, including, without limitation, a “mini-tender” offer, such Stockholder must comply with all of the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, disclosure and notice requirements, which would be applicable if the tender offer was for more than 5% of the outstanding Securities of the Company, provided, however, that such documents are not required to be filed with the SEC. In addition, any such Stockholder must provide notice to the Company at least ten (10) business days prior to initiating any such tender offer. If any Stockholder initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), the Company, in its sole discretion, shall have the right to redeem such non-compliant Stockholder’s Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the price then being paid per Share of Common Stock purchased in the Company’s latest Offering at full purchase price (not discounted for commission reductions nor for reductions in sale price permitted pursuant to the distribution reinvestment plan), (ii) the fair market value of the Shares as determined by an independent valuation obtained by the Company or (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Company may purchase such Tendered Shares upon delivery of the purchase price to the Stockholder initiating such Non-Compliant Tender Offer, and, upon such delivery, the Company may instruct any transfer agent to transfer such purchased shares to the Company.  In addition, any Stockholder who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 9.3, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer and expenses incurred in connection with any purchase of Tendered Shares by the Company. The Company maintains the right to offset any such expenses against the dollar amount to be paid by the Company for the purchase of Tendered Shares pursuant to this Section 9.3.  In addition to the remedies provided herein, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 9.3 shall be of no force or effect with respect to Shares that are then Listed.

SECTION 9.4.                                       UNSOLICITED TAKEOVER STATUTE.  Until such time as the Common Shares are Listed, the Company may not elect to be governed by the provisions of Title 3, Subtitle 8 of the MGCL.

ARTICLE X

MISCELLANEOUS

SECTION 10.1                                   LIMITATION OF DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION.

(i)                                     To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or its Stockholders for money damages. Neither the amendment nor repeal of this Section 10.1(i), nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 10.1(i), shall apply to or affect in any respect the applicability of the provisions of this Section 10.1(i) with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(ii)                                  The Company shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, its present and former Directors and officers, whether serving or having served, the Company or at its request any other entity, for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative)

relating to any action alleged to have been taken or omitted in such capacity as a Director or officer. The Company shall pay or reimburse all reasonable expenses incurred by a present or former Director or officer, whether serving or having served, the Company or at its request any other entity, in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Company may indemnify any other Persons, including a Person who served a predecessor of the Company as an officer or director, permitted to be indemnified by Maryland law as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate any of the benefits provided to Directors and officers under this Section 10.1(ii) in respect of any act or omission that occurred prior to such amendment or repeal.

SECTION 10.2.                                DISSOLUTION UPON FAILURE TO OBTAIN LISTING.  The Company shall consider Listing its Common Shares or liquidating on or before the seventh (7th) anniversary of the Termination of the Initial Public Offering.  In the event that the process of Listing or the orderly liquidation and Sale of the Company’s assets has not begun before the seventh (7th) anniversary of the Termination of the Initial Public Offering as set forth above (unless a majority of the Board and a majority of the Independent Directors shall approve otherwise and set a future date for such Listing or the Company’s liquidation), the Company shall promptly prepare and deliver to Stockholders holding Shares entitled to vote thereon a Proxy to Liquidate conforming to the requirements set forth in Section 9.2 hereof.  The Company shall not be obligated to deliver to Stockholders entitled to vote thereon more than one Proxy to Liquidate under this Section 10.2.  If the Stockholders holding a majority of the outstanding Shares entitled to vote thereon approve the dissolution of the Company, the Company shall immediately thereafter undertake an orderly liquidation and Sale of the Company’s assets and will distribute any Net Sales Proceeds therefrom to Stockholders, following which the Company shall terminate and dissolve.  In the event that Listing occurs on or before such date, the Company shall continue perpetually unless dissolved pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

SECTION 10.3.                                GOVERNING LAW.  These Articles are executed by the individual named below and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the MGCL without regard to conflicts of laws provisions thereof.

SECTION 10.4.                                EXCLUSIVE FORUM FOR CERTAIN LITIGATION.  Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (the “Court”) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action or proceeding asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the Stockholders of the Company, (c) any action or proceeding asserting a claim arising pursuant to any provision of the MGCL or the Charter or Bylaws of the Company, or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any record or beneficial stockholder of the Company who is a party to such an action or proceeding shall cooperate in any request that the Company may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program.

SECTION 10.5.                                RELIANCE BY THIRD PARTIES.  Any certificate shall be final and conclusive as to any persons dealing with the Company if executed by an individual who, according to the records of the Company or of any recording office in which this Charter may be recorded, appears to be the Secretary or an Assistant Secretary of the Company or a Director, and if certifying to: (i) the number or identity of Directors, officers of the Company or Stockholders; (ii) the due authorization of the execution of any document; (iii) the action or vote taken, and the existence of a quorum, at a meeting of the Board or Stockholders; (iv) a copy of the Charter or of the Bylaws as a true and complete copy as then in force; (v) an amendment to this Charter; (vi) the dissolution of the Company; or (vii) the existence of any fact or facts that relate to the affairs of the Company.  No purchaser, lender, transfer agent or other person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Company by the Board or by any duly authorized officer, employee or agent of the Company.

SECTION 10.6.                                CONSTRUCTION.  In this Charter, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include both genders.  The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Charter.  In defining or interpreting the powers and duties of the Company and its Directors and officers, reference may be made, to the extent appropriate, to the Code and to Titles 1 through 3 of the MGCL.

SECTION 10.7.                                RECORDATION.  These Articles and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Board deems appropriate, but failure to file for record these Articles or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of these Articles or any amendment hereto.  Any Articles of Amendment and Restatement shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Articles of Incorporation and the various amendments thereto.

ARTICLE XI

AMENDMENT

The Company reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights of any Shares of outstanding stock.  All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board and approved by the affirmative vote of stockholders entitled to case a majority of all the votes entitled to be cast on the matter.

THIRD:  The Fifth Articles of Amendment and Restatement as hereinabove set forth were duly advised by the Board of the Company and approved by the Stockholders of the Company in the manner required by the MGCL.

FOURTH:  The current address of the principal office of the Company is as set forth in Article III of the foregoing Fifth Articles of Amendment and Restatement.

FIFTH:  The name and address of the Company’s current resident agent are as set forth in Article III of the foregoing Fifth Articles of Amendment and Restatement.

SIXTH:  As of the date of the filing of the foregoing Fifth Articles of Amendment and Restatement, the number of Directors of the Company and the names of those currently in office are as set forth in Section 6.1 of the foregoing Fifth Articles of Amendment and Restatement.

SEVENTH:  The undersigned Chief Executive Officer acknowledges the foregoing Fifth Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters and facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Monogram Residential Trust, Inc. has caused these Fifth Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer, and attested by its Secretary, on this 15th day of December, 2014.

/s/ Mark T. Alfieri
Mark T. Alfieri
Chief Executive Officer

ATTEST

/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Secretary